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EXHIBIT 1
                        AGREEMENT REGARDING JOINT FILING

          The undersigned, John C. Lorentzen and Penney Fillmer, agree that this Sixth Amendment to Schedule 13D, dated as of September 6, 2001 with respect to Broadview Media, Inc. (f/k/a Northwest Teleproductions, Inc.) is being filed on behalf of each of them individually.


/s/John C. Lorentzen
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John C. Lorentzen



/s/ Penney L. Fillmer
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Penney L. Fillmer